As of March 31, 2015, the following persons or entities now own more than 25% of a fund's voting security.

Person/Entity

Turner Medical Sciences Long/Short, Investor Class
Charles Schwab & Co.                    36.04%

Turner Medical Sciences Long/Short, Institutional Class
Merrill Lynch Pierce Fenner & Smith Inc.     34.48%

Turner Titan Fund, Investor Class
National Financial Services Corp	27.84%




As of March 31, 2015, the following persons or entities no longer own more than 25% of a fund's voting security.

Turner Emerging Growth, Institutional Class
Charles Schwab & Co.                    13.80%

Turner Titan Fund, Institutional Class
Robert Turner Jr Trust                  0.0%


Turner Large Growth Fund, Institutional Class
Morgan Stanley Smith Barney               0.0%

Turner Large Growth Fund, Institutional Class
National Financial Services               0.0%